Exhibit 10.1

DANIELSON HOLDING CORPORATION

AMENDMENT TO STOCK OPTION AGREEMENT

     THIS AMENDMENT TO STOCK OPTION AGREEMENT, is made as of the 25th day of May, 2005, between Danielson Holding Corporation, a Delaware corporation (the “Company”), and Robert S. Silberman (the “Optionee”). Capitalized terms used herein that are not otherwise defined shall have the meaning ascribed to them in the Danielson Holding Corporation Equity Award Plan for Directors (the “Plan”) or in the Stock Option Agreement dated as of December 8, 2004 between the Company and the Optionee (the “Original Agreement”).

W I T N E S S E T H:

     WHEREAS, pursuant to Section 3(b) of the Plan, the Committee has exclusive authority to among other things, at its discretion, accelerate the vesting of Awards; and

     WHEREAS, the Committee has determined that it is desirable to accelerate the exercisability of the Option granted pursuant to the Original Agreement in order to permit the Optionee to participate in the Company’s rights offering in connection with its proposed acquisition of American Ref-Fuel Holdings Corp.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto mutually covenant and agree as follows:

     1. Amendment to Section 5. Section 5 of the Original Agreement is hereby amended and restated to read in its entirety as follows:

     “The Optionee shall not be entitled to exercise the Option until May 25, 2005. Subject to the provisions of Section 3, the Option may be exercised only while the Optionee is a Director.”

     2. Agreement Not to Sell. As consideration for the Company’s agreement to amend the Option as set forth herein, the Optionee hereby agrees not to sell any shares of the Company’s Common Stock acquired by him upon exercise of the Option before June 8, 2005.

     3. Original Agreement. In all other respects, the Original Agreement shall remain unchanged.

     4. Incorporation of the Plan. Notwithstanding the terms and conditions contained herein, this Amendment shall be subject to and governed by all the terms and conditions of the Plan, which is hereby incorporated by reference. In the event of any discrepancy or inconsistency between the terms and conditions of this Amendment and of the Plan, the terms and conditions of the Plan shall control.

     5. Interpretation. The interpretation and construction by the Committee of any terms or conditions of the Plan, or of this Amendment, or other matters related to the Plan shall be final and conclusive.

     6. Counterpart Execution. This Amendment may be executed in counterparts, each of which shall constitute an original and all of which, when taken together with the Original Agreement, shall constitute the entire document.

* * *

     IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed by its officer thereunto duly authorized, and the Optionee has executed this Amendment all as of the day and year first above written.

DANIELSON HOLDING CORPORATION
By:	/s/ Timothy J. Simpson

Its: Senior Vice President, General Counsel and Secretary

OPTIONEE:
/s/ Robert S. Silberman
Robert S. Silberman